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Incorporated under the laws of the State of Delaware

***230,375 ***

EVMO, INC.

See Reverse for Certain Definitions

SERIES B CONVERTIBLE PREFERRED STOCK PAR VALUE $0.000001

This is to Certify that ______________________________ is the owner of

* TWO HUNDRED THIRTY THOUSAND THREE HUNDRED SEVENTY FIVE* ______________ *fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.*

Witness, *the seal of the Corporation and the Signatures of its duly authorized officers.*

Dated July 9, 2021

Steven M. Sanchez, Chief Executive Officer

Ryan Saathoff, Chief Financial Officer